Exhibit 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SCRIBE THERAPEUTICS INC. IF PUBLICLY DISCLOSED.

NOTICE OF AWARD – PDEV Awards: Funding Opportunity for Preclinical Stage Projects California Institute for Regenerative Medicine

Issue Date: 5/31/2026

Award Number:	PDEV-19164	Project Period Start:	2026-04-01
Awardee Name:	Scribe Therapeutics	Project Period End (estimated):	2029-03-31
Principal Investigator:	Brett Staahl	Total Award Amount:	$12,714,480

Project Title:	A First-in-Class CIRSPR-CasX Gene Editing Therapy for Lowering Lp(a) to Prevent Cardiovascular Events

Authorized Organizational Official and Address:	Electronic Remittance Advice will be sent to:
Sunny Mok SVP of Operations 1150 Marina Village Pkwy Alameda, CA 94501	[*]

The California Institute for Regenerative Medicine (CIRM) hereby awards the amount of $12,714,480 to Scribe Therapeutics in support of the above referenced project. This award is made pursuant to the California Stem Cell Research and Cures Act (Health and Safety Code section 125290.10 et. seq.) and is subject to terms and conditions referenced below. (Capitalized terms are defined in the CIRM Grants Administration Policy for Clinical Stage Projects (GAP).

In accepting this Award, the Awardee warrants to CIRM that any funds expended under the Award will be for the purposes set forth in the approved Application and agrees to comply with all applicable CIRM regulations and standards.

Pursuant to CIRM Grants Administration Policy for Clinical Stage Projects (Title 17, California Code of Regulations, Section 100503), upon execution of this Notice of Award the Awardee is certifying project activities have been initiated by April 10, 2026 which is 120 days from ICOC approval unless a differing time period is noted in the Program Announcement specified in Term and Conditions A.3 which herein expressly supersedes the 90 day requirement.

To accept this Award, the Principal Investigator and Authorized Organizational Official must sign and return this Notice of Award (NOA) to CIRM within 30 days of the issuance of the NOA. Initial payment on this award will be issued only after the fully signed NOA is received by CIRM. Award payments will be sent via Electronic Funds Transfer (EFT) if EFT details were provided to CIRM via the Grants Management System. If the Applicant cannot accept the award, including the legal obligation to perform in accordance with the provisions of this NOA, it should notify CIRM immediately.

If you have any questions about this award, please contact the CIRM staff referenced in this document.

/s/ Rosa Canet-Aviiles, Ph.D.

Rosa Canet-Aviles, Ph.D.

Chief Science Officer

California Institute for Regenerative Medicine

AWARD ACCEPTANCE: The Principal Investigator and Authorized Organizational Official or delegate must sign below and return the entire NOA to CIRM to accept the Award.

	Principal Investigator	Authorized Organizational Official

Name	Brett Staahl, Ph.D.	Sunny Mok

Signature	/s/ Brett Staahl, Ph.D.	/s/ Sunny Mok

Date	6/1/2026	6/1/2026

TERMS AND CONDITIONS:

A.

This award is based on the application submitted to CIRM, and as approved by the Application Review Subcommittee of the Independent Citizens’ Oversight Committee (ICOC) on 2025-12-11 on the above-titled project and is subject to the terms and conditions incorporated either directly or by reference in the following:

1.	The California Stem Cell Research and Cures Act (Health and Safety Code Section 125290.10 et. seq.) and regulations adopted by the ICOC.

2.

The CIRM Grants Administration Policy for Clinical Stage Projects (Title 17, California Code of Regulations, Section 100503), CIRM Intellectual Property Policy and Revenue Sharing Requirements for Non-Profit and For-Profit Grantees (Title 17, California Code of Regulations. Section 100650), the CIRM Medical and Ethical Standards Regulations (Title 17, California Code of Regulations, Sections 100010-1000120), and any subsequently adopted or amended applicable regulations.

a.

Pursuant to CIRM Intellectual Property Policy and Revenue Sharing Requirements for Non-Profit and For-Profit Grantees (Title 17, California Code of Regulations. Section 100650), the Target CIRM-Funded Technology is any and all data and technology funded by CIRM related to [*].

3.	The terms and requirements detailed in Program Announcement PDEV Awards: Funding Opportunity for Preclinical Stage Projects (September 2025).

a.	The Operational Milestones (OM) and Suspension Events set forth in Appendix A to this NOA.

b.	Data sharing and management per the agreed upon data sharing milestone and data sharing and management plan (DSMP) is a requirement of this award.

c.	An Access and Affordability Plan acceptable to CIRM is a requirement of this award.

d.	Participation in CIRM knowledge network activities is a requirement of this award.

e.

For both California Organizations and Non-California Organizations, Allowable Project Costs do NOT include the costs of activities performed by a separate out-of-state organization that retains intellectual property or independent publication rights in any intellectual property (e.g., invention, technology, data) arising out of the CIRM funded project.

4.

CIRM has the right to attend key FDA meetings regarding the funded project, including but not limited to any clinical milestone meeting, or clinical hold meeting (FDA meetings), To facilitate CIRM’s participation in such meetings, Awardee shall notify CIRM as soon as practicable after it has scheduled an FDA meeting and provide to CIRM any data package(s) or other information, including confidential and/or proprietary information, prior to submission to the FDA as well as any FDA Meeting minutes. CIRM reserves the right to share such information with CIRM’s confidential advisers.

5.	Salaries for all personnel shall not exceed the annual rate posted on our website, which is updated biennially pursuant to the CIRM Grants Administration Policy.

6.	The daily maximum allowance for travel-related meals and incidentals is posted on CIRM’s website. Food or meals unrelated to travel are unallowable.

7.	Budget and payment detail set out below in “Award Detail.”

8.

Sites where CIRM-funded animal research is conducted must be accredited or seeking accreditation by the Association for the Assessment and Accreditation of Laboratory Animal Care International (AAALAC).

B.

Noncompliance: If CIRM determines, in its sole discretion, that Awardee has not complied with the terms and conditions of this award, CIRM may suspend or permanently cease Disbursements, or pursue other remedies as allowed by law as indicated in section V.Q. Failure of Compliance and Award Termination of the GAP.

C.

The timing of the distribution of funds pursuant to this grant shall be contingent upon the availability of funds in the California Stem Cell Research and Cures Fund in the State Treasury, as determined by CIRM in its sole discretion.

D.	By law (Cal. Gov. Code § 19990), CIRM employees are governed by the Incompatible Activities Statement and the confidentiality provisions of the CIRM Employee Handbook.

1.	Excerpt from Incompatible Activities Statement:

No employee shall utilize his or her status as a CIRM employee to acquire access to confidential information other than on behalf of the CIRM. Additionally, no employee shall use such information for private gain or advantage or provide confidential information to persons to whom issuance of this information has not been authorized.

2.	Excerpt from Employee Handbook:

All records and information relating to CIRM and its activities are confidential and employees must, therefore, treat all matters accordingly. No CIRM or CIRM related information, including without limitation, documents, notes, files, records, oral information, computer files or similar materials (except in the ordinary course of performing duties on behalf of CIRM) may be removed from CIRM without the President’s authorization. Additionally, the contents of CIRM’s records or information otherwise obtained in regard to CIRM activities may not be disclosed to anyone, except where required for an official purpose or by law. Employees must not disclose any confidential information, purposefully or inadvertently through casual conversation, to any unauthorized person inside or outside CIRM. Employees who are unsure about the confidential nature of specific information must ask their supervisor for clarification. Employees will be subject to appropriate disciplinary action, up to and including dismissal, for purposefully or accidentally, revealing information of a confidential nature.

E.

Acknowledgement of Funder: CIRM Awardees must acknowledge CIRM support of research findings in publications, announcements, presentations, and press releases by the awardees. An example of an acknowledgement is: “The research was made possible by a grant from the California Institute for Regenerative Medicine (Grant Number______). The contents of this publication are solely the responsibility of the authors and do not necessarily represent the official views of CIRM or any other agency of the State of California.” For further questions about planned media and press releases, please visit our website or contact [*]

Please check the CIRM Stem Cell Grant Regulations page for updated policy documents.

AWARD DETAIL (U.S. Dollars):

	Budget
Total CIRM-Funded Direct Project Costs		$12,714,480
Awardee Facilities Rates Category A		0.00%
Awardee Facilities Rates Category B		0.00%
Awardee Facilities Rates		0%
CIRM Facilities Costs		$0
CIRM Indirect Cost Rate		0%
CIRM Indirect Costs		$0

TOTAL CIRM BUDGET		$12,714,480

TOTAL AWARDEE CO-FUNDING	$	[*]

DISBURSEMENT SCHEDULE:

Payment #	Schedule Date	Disbursement Amount*	Co-Funding Amount
1	Upon fully executed agreement	[*]	[*]

2	Upon achievement of OM #1	[*]	[*]

3	Upon achievement of OM #2	[*]	[*]

4	Upon achievement of OM #3	[*]	[*]

5	Upon achievement of OM #4	[*]	[*]

6	Upon achievement of OM #5	[*]	[*]

7	5% of total award amount upon receipt and CIRM approval of all scheduled reporting requirements	[*]	[*]

*	Any interest accrued by the Awardee from the Award payments must be used for the PDEV Awards: Funding Opportunity for Preclinical Stage Projects

PROGRESS & FINANCIAL REPORTS SCHEDULE:

Requirement Type	Due Date	Notes
Progress Report	[*]	Year 1 Q1

Progress Report	[*]	Year 1 Q2

Operational Milestone Report	[*]	Operational Milestone #1

Operational Milestone Financial Report	[*]	Operational Milestone #1

Progress Report	[*]	Year 1 Q3

Full Progress Report	[*]	Year 1

Operational Milestone Report	[*]	Operational Milestone #2

Operational Milestone Financial Report	[*]	Operational Milestone #2

Progress Report	[*]	Year 2 Q1

Progress Report	[*]	Year 2 Q2

Progress Report	[*]	Year 2 Q3

Operational Milestone Report	[*]	Operational Milestone #3

Operational Milestone Financial Report	[*]	Operational Milestone #3

Full Progress Report	[*]	Year 2

Operational Milestone Report	[*]	Operational Milestone #4

Operational Milestone Financial Report	[*]	Operational Milestone #4

Progress Report	[*]	Year 3 Q1

Progress Report	[*]	Year 3 Q2

Operational Milestone Report	[*]	Operational Milestone #5

Operational Milestone Financial Report	[*]	Operational Milestone #5

Progress Report	[*]	Year 3 Q3

Final Operational Milestone Report	[*]	Final Operational Milestone #6

Final Operational Milestone Financial Report	[*]	Final Operational Milestone #6

For an explanation of reporting requirements, please refer to the Grants Administration Policy. Additional reporting requirements may include cases such as Suspension Events, substantial delays in Operational Milestones, and any other events that threaten the ability to meet the terms of the award.

CIRM CONTACTS:

Alexandra Caraballo, Senior Grants Management Officer
Phone: [*]	Email: [*]

Lisa M. McGinley, Senior Science Officer
Phone: [*]	Email: [*]

The CIRM home page is at http://www.cirm.ca.gov

CIRM Mailing Address:

California Institute for Regenerative Medicine

Attn: Alexandra Caraballo, Senior Grants Management Officer

601 Gateway Blvd, Suite 400

South San Francisco, CA 94080-7004

CIRM USE ONLY: 6445-601-6091001/H&S Code 125290.70.5 Statute Yr 2020

APPENDIX A PDEV-19164

NOTICE OF AWARD – PDEV Awards: Funding Opportunity for Preclinical Stage Projects California Institute for Regenerative Medicine

Operational Milestone achievement is an important indicator of progress and will determine award disbursements. An initial disbursement will be made upon execution of this agreement to fund the work needed to get to the first Operational Milestone. Subsequent funds will not be disbursed until each Operational Milestone is achieved. Costs incurred above what is provided by the milestone disbursement prior to achievement of the Operational Milestone will be the sole responsibility of the recipient to be covered by non-CIRM contingency funds. However, awards with a hold-back payment on the achievement of the final Operational Milestone can utilize those funds for previously incurred expenditures during the final Operational Milestone period only.

If CIRM determines, in its sole discretion, that Awardee has not satisfied an Operational Milestone as set forth below, CIRM may suspend disbursements until such time as Awardee satisfies the Operational Milestone. Upon suspending disbursements, CIRM may permanently cease disbursements if the Awardee does not satisfy the Operational Milestone with four (4) months of the date that the Operational Milestone is scheduled to have been satisfied, or if the delay is not addressed to CIRM’s satisfaction, as determined by CIRM in its sole discretion.

Achievement of the final Operational Milestone determines the final award end date, which defines the period in which Awardee can conduct CIRM-funded activities and incur CIRM-funded expenditures. The Operational Milestones selected by CIRM are listed below. These Operational Milestones will be used as a basis for award disbursement unless further modified with Prior Approval from CIRM. Changes to Operational Milestones and/or Suspension Events shall be accomplished only by agreement of both parties via an amendment to this NOA.

An award progressing from Early PDEV (Pre-IND) to Late PDEV (IND-enabling) milestones will be reviewed by CIRM. Milestones may be re-budgeted and amended in consultation with the project team as needed prior to start of IND-enabling activities. Any unused funds after completion of the Early PDEV (Pre-IND) stage may be rolled over to the Late PDEV (IND-enabling) stage of the award with appropriate justification from the project team and prior approval from CIRM.

To facilitate effective management of PDEV awards and collaborative partnership with PDEV project teams, CIRM will utilize a network of contracted external subject matter experts in relevant domains such as: CMC, clinical, pre-clinical, and regulatory strategy. At its discretion, CIRM will leverage the expert network to provide guidance on individual PDEV projects to help achieve the program objective. For example, experts may be called upon to advise on milestone achievement, to provide guidance on regulatory interactions, and to provide guidance on addressing FDA feedback. CIRM may enlist additional expertise on an ad-hoc basis depending on the needs of an award.

The sharing of data and knowledge produced from CIRM-funded projects is key to advancing the field of regenerative medicine and accelerating treatments for patients. CIRM intends to build a knowledge network of PDEV awardees to help all CIRM-funded projects accelerate therapies to first-in-human clinical trials. The network will facilitate pre-competitive sharing between PDEV awardees on best practices for regulatory interactions, study designs, assay development, etc. Knowledge network activities may consist of thematic workshops, direct knowledge exchange between awardees, collaboration between awardees on project activities, sharing of relevant resources, etc.

CIRM expects all Applicable Data* generated under a CIRM award to be shared no later than the time of publication or by the end of the award, whichever comes first. CIRM requires grantees to develop and execute a Data Sharing and Management Plan (DSMP) that includes management and preservation of raw data, processed data, and metadata and making applicable data available to the broader scientific community through data repositories accessible to other researchers. The final operational milestone ensures successful implementation of the project DSMP.

To implement the mandate of Proposition 14 to promote the accessibility and affordability of therapies developed with CIRM funding, each awardee is required to develop and execute an Access and Affordability (“A&A”) Plan applicable upon receipt of U.S. Food and Drug Administration (FDA) marketing approval for a CIRM-funded therapy. The A&A Plan must describe the awardee’s strategy for facilitating patient access to the therapy and addressing potential affordability barriers. At a minimum, the A&A plan shall include engagement with relevant stakeholders—including payers, healthcare providers, and market or reimbursement experts—to evaluate the anticipated commercial and reimbursement landscape and to identify potential barriers, risks, and opportunities affecting patient access.

The goal of the A&A Plan is to support the broad availability of the therapy and responsible pricing practices, with particular consideration for access by patients in California and, where applicable, the broader U.S. patient population. Implementation of the A&A Plan will be assessed as a final operational milestone under the award, and awardees must demonstrate satisfactory execution of the plan by the conclusion of the award term.

*	Applicable Data (see our website for more information):

•

CIRM requires that all data that are needed for another researcher to replicate results and to reuse data be deposited in a data repository, including but not limited to: raw data, final processed data and metadata.

•

CIRM does not anticipate that researchers will preserve and share all data produced in a study. Researchers should decide in consultation with CIRM which data to preserve, and share based on ethical, legal, and technical factors that may affect the extent to which data are preserved and shared.

•	Even data not used to support a publication, including null or negative findings, can be considered applicable data.

Operational Milestones (OM):

OM	Milestone	Projected Date		Disbursement
	Project start	April 2026		[*]
1	[*]	[	*]	[*]
2	[*]	[	*]	[*]
3	[*]	[	*]	[*]
4	[*]	[	*]	[*]
5	[*]	[	*]	[*]
6	[*]	[	*]	[*]	^

	Total CIRM funds disbursed			$12,714,480

^	Hold-back payment to fund the cost of activities during final OM period

Success Criteria:

OM1	[*]

OM2	[*]

OM3	[*]

OM4	[*]

OM5	[*]

OM6	[*]

Suspension Events:

Any event that halts or terminates the planned project including but not limited to:

•	Critical raw materials unavailable that could delay the OM for 4+ months

•	Reasonable doubt in, or lack of, efficacy in ongoing study

•	Failure to contract for a critical path activity that could delay the OM for 4+ months

The Awardee must immediately report the occurrence of a Suspension Event to CIRM. When the Suspension Event is confirmed by CIRM, the Awardee may use CIRM funds for allowable Project Costs up to 30 days following the occurrence of the Suspension Event after which the Awardee must use its own contingency funding for the project. The Awardee must report to CIRM a plan to resolve the issues associated with the Suspension Event within 30 days and then show evidence that the Suspension Event has been resolved to re-initiate use of CIRM funds.